Exhibit 10.55

July 16, 2009

Via Email
Howard L. Zwilling
[ADDRESS REMOVED]

Dear Howard:

This is to confirm that you will join us no later than August 10, 2009, as President of our Women’s Division, which consists of Hampshire Designers and Item Eyes.  In this position you will be a part of our four person senior management team, which also includes me, Mark Lepine and Jonathan Norwood.  The terms of your employment with Hampshire are as follows:

Your base salary will be $500,000.00 per annum.   As discussed, you, along with your colleagues in senior management, will develop a cash and equity incentive plan that Hampshire hopes to adopt in the near future and in which you will be eligible to participate.  You will be entitled to four weeks of vacation per year.

Hampshire offers a variety of benefits to our employees, which may change from time to time.  The benefits that are currently offered to employees include medical and dental coverage, life insurance, long-term disability and a 401(k) plan. The health and dental programs are currently provided through Blue Cross Blue and Blue Shield of South Carolina and MetLife respectively, and are contributory.  The waiting period is 60 days following the first month of employment; therefore, given that your starting date is August 10, 2009 you will be eligible for coverage as of November 1, 2009.  You will also be eligible to participate in our 401(k) Plan upon your ninety first (91st) day of employment.

Restrictions

At any time during and after your employment with Hampshire, without Hampshire’s prior written consent, you shall not disclose to or use for the benefit of any third party any of Hampshire’s confidential information.  This information includes confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to Hampshire, or (ii) that Hampshire may receive belonging to suppliers, customers or others who do business with it.

At any time during your employment with Hampshire and during the one (1) year period immediately following any termination of such employment for any reason, you shall not, directly or indirectly, for your own account or for the account of any other individual or entity, engage in Interfering Activities.  For purposes of this paragraph,  “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by Hampshire to terminate such individual’s employment with Hampshire, or (ii) directly encouraging, soliciting or inducing, or in any direct manner attempting to encourage, solicit or induce any client, account, customer, licensee or other business relation of Hampshire’s to cease doing business with or reduce the amount of business conducted with Hampshire.

Severance

Hampshire may terminate the employment relationship at any time for any reason.  If your employment is terminated by Hampshire for any reason other than for cause (other than by reason of your “disability” (within the meaning of Hampshire’s long-term disability policy)), you shall, after you execute Hampshire’s standard form of release, be paid (i) severance in an amount equal to six months of your then annual base salary, payable pursuant to our normal payroll practices less appropriate withholdings and deductions required by law.  You will not be entitled to and shall not receive any additional compensation or benefits of any other type following the date of termination.  If Hampshire terminates your employment for cause, you will not be entitled to and shall not receive any severance, bonus or benefits of any type following the date of termination.

For purposes of this Agreement, "cause" for termination shall exist only if you (i) breach your fiduciary duty of loyalty to Hampshire, (ii) are convicted of a felony, (iii) commit willful misconduct involving acts of moral turpitude, (iv) materially fails to follow a written instruction of a superior or (v) in carrying out your duties and responsibilities, are guilty of gross neglect or gross misconduct.

General

Notwithstanding anything contained herein to the contrary, nothing contained herein shall be construed to be an employment contract and Hampshire reserves the right to change or modify any of the above employment criteria.  You shall continue at all times to be an employee at-will.  Additionally, employment is contingent upon proof of employment eligibility under the Immigration Reform and Control Act of 1986 and completion of a satisfactory background check.

I trust that I have covered all of the points that have been discussed; however, if I have left anything out or you would like further clarification on any of the above, please do not hesitate to contact me.  As I have expressed to you, I think you, me and this entire organization have a wonderful opportunity to create a highly successful company that will prove to be rewarding a rewarding and satisfying success, both personally and professionally.  We are far stronger with you joining us and I look forward to working together to make our vision a reality.

If you are in agreement with the terms of this offer, please sign the “Acceptance” section below, make a copy for your records, and return the executed copy to me.

I look forward to working with you.

Very truly yours,

Heath L. Golden
Chief Operating Officer

CC:           Personnel File – Howard L. Zwilling

Agreed and accept:

/s/ Howard L. Zwilling	7/24/2009
Howard L. Zwilling	Date